Exhibit 99.1

Ramco-Gershenson Properties Trust Completes $175 Million of Long-Term, Unsecured Financings
Company Release - 05/29/2014 16:04
FARMINGTON HILLS, Mich., May 29, 2014 (GLOBE NEWSWIRE) -- Ramco-Gershenson Properties Trust (NYSE:RPT) (the "Company") today announced that is has completed financing transactions for an aggregate $175 million of long-term, senior unsecured debt.
The Company completed a $100 million private placement of senior unsecured notes with Prudential Capital Group. The financing consists of $50 million of notes with a ten-year term priced at a fixed interest rate of 4.65% and $50 million of notes with a twelve-year term priced at a fixed interest rate of 4.74%.
The Company also closed a $75 million senior unsecured term loan fully underwritten and arranged by Capital One, N.A. The loan has a term of seven years and bears interest at an annual rate of LIBOR plus 1.25% to 2.25% (initially 1.70%) depending upon the Company's leverage or credit ratings.
"The successful closing of these transactions further strengthens the Company's financial position and provides additional flexibility as we execute on our business plan," said Dennis Gershenson, President and Chief Executive Officer. "We have extended our average debt maturity to 6.6 years, with no more than 16% of our total debt coming due in any one year and have over $230 million available on our line of credit. Maintaining a strong balance sheet remains a top priority for the Company."
About Ramco-Gershenson Properties Trust
Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan. The Company's business is the ownership and management of multi-anchor shopping centers in strategic metropolitan markets throughout the Eastern, Midwestern and Central United States. At March 31, 2014, the Company owned and managed a portfolio of 79 shopping centers and one office building with approximately 15.8 million square feet of gross leasable area owned by the Company or its joint ventures. The properties are located in Michigan, Florida, Ohio, Georgia, Missouri, Colorado, Wisconsin, Illinois, Indiana, New Jersey, Virginia, Maryland, and Tennessee. At March 31, 2014, the Company's core operating portfolio was 95.8% leased. Additional information regarding the Company is available via the corporate website at www.rgpt.com.
This press release may contain forward-looking statements that represent the Company's expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company's reports filed with the Securities and Exchange Commission.

CONTACT: Dawn L. Hendershot, Vice President of Investor Relations
and Corporate Communications
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
dhendershot@rgpt.com
(248) 592-6202